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                                   EXHIBIT 21

                       LIST OF SUBSIDIARIES OF THE COMPANY

Community Bank and Trust Company, incorporated under the laws of the Commonwealth of Pennsylvania as a state-chartered commercial banking institution and trust company.

Comm Realty Corporation, incorporated under the laws of the Commonwealth of Pennsylvania.

Community Leasing Corporation, incorporated under the laws of the Commonwealth of Pennsylvania. A subsidiary of Community Bank and Trust Company.

Comm Financial Services Corporation, incorporated under the laws of the Commonwealth of Pennsylvania. A subsidiary of Community Bank and Trust Company.